EMPLOYMENT AGREEMENT


      AGREEMENT made as of the 23rd day of July, 1999 by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the "Corporation"), and Franklin E. Pellegrin, Jr. (the "Executive").

                             W I T N E S S E T H:

      In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

            1.    POSITION AND RESPONSIBILITIES

            1.1. The Executive shall serve in an executive capacity as Executive Vice President of the Corporation. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

            1.2. The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests, provided, however, that Executive may engage on a part-time basis in a Financial Planning Business (hereinafter defined), subject, however to the following restrictions:

            1.2.1 Executive shall devote no more than [200] hours per calendar quarter to such Financial Panning Business, including time spent in class room instruction and preparing for license exams;

            1.2.2 Executive's engagement in such Financial Planning
Business shall not materially interfere with the performance of his functions and responsibilities currently existing or hereinafter arising under this Agreement; and

            1.2.3 Executive's responsibilities in such Financial
Planning Business shall not in any way involve performing, directing, supervising, or consulting with respect to, the servicing of mortgages, loans, leases, or consumer receivables, in a service manager or equivalent capacity on behalf of lenders, lessors, or consumer-receivables providers (as distinguished from providing such services to individual consumers).

            For purposes of this Section 1.2, the term "Financial Planning Business" shall mean any business or enterprise where the primary activities thereof by the Executive are the provision to individual consumers of advice, consultations, counseling and services with respect to the individual insurance, credit, estate-planning, financial (including without limitation relating to mortgage loans) and investment needs and goals of such individual consumers. The Executive may hold officer and director positions in Pellegrin & Associates, without violating the terms of this Agreement, so long as the Executive is otherwise in compliance with this Section 1.2.

            2.    TERM OF EMPLOYMENT

            2.1 The term of employment shall be three years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the "Term."

            2.2. Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to the Executive, to terminate the Executive's employment for Reasonable Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice.

            2.3. For purposes of this Agreement, the term "Reasonable Cause" shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement; (b) engagement in gross misconduct injurious to the Corporation or an affiliate of the Corporation; (c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors or the President of the Corporation; (d) intentional misappropriation of property of the Corporation or an affiliate of the Corporation to the Executive's own use; (e) the commission by the Executive of an act of embezzlement; (f) Executive's conviction for a felony or if criminal penalties are imposed on Executive relating to any individual income taxes due and owing by Executive; or (g) Executive's engaging in any activity which would constitute a material conflict of interest with the Corporation or an affiliate of the Corporation.

            2.4. If the Executive's employment with the Corporation shall be terminated by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof, then the Corporation shall pay: (a) if such termination occurs within the first (1st) year of the Term of this Agreement, one (1) year's salary, less withholding and payroll taxes; or (b) if such termination occurs after the first year of the Term of this Agreement, fifty (50%) percent of the remaining salary due under the balance of the Term of this Agreement, less withholding and payroll taxes. Any payments made under this Section 2.4 shall (a) be paid in equal installments over the six months following any such termination, and (b) be based upon the Executive's salary as it existed immediately prior to such termination; provided, however that the Executive shall only be entitled to such payments as long as he is in compliance with the provisions of Section 5 below.

            3.    COMPENSATION

            3.1   (a) The Corporation shall pay or cause Delta
   Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $175,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation's normal payroll practices. Such salary will be reviewed at least annually and shall be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion.

                  (b) In addition, the Company may also pay the Executive an annual bonus with respect to each fiscal year of the Corporation, either on an "ad hoc" basis or pursuant to a bonus plan or arrangement as may be established at the Corporation's discretion for Executive Vice Presidents of this Corporation. Nothing herein contained shall, however, obligate the Corporation to pay any annual bonus to the Executive, it being understood that any such bonus shall be in the sole discretion of the Board of Directors and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined in the discretion of the Board.

                  (c) In consideration of entering into this Agreement, the Executive shall be entitled to receive a sign-up bonus of (1) $15,000 in cash (the "Cash Sign-Up Bonus") and (2) subject to and effective upon the date of the approval by the Corporation's Board of Directors, $50,000 worth of shares of the Corporation's Common Stock, par value $.01 (the "Common Stock"), based upon the average per share market value of the Common Stock on the New York Stock Exchange over the last twenty trading days preceding the date that the Corporation's Board of Directors approves the grant of such shares of Common Stock to the Executive (the "Per Share Sign-Up Value"). The sale and other voluntary and involuntary disposition of such Common Stock (the "Bonus Stock") is prohibited for a period of three years (the "Disposition Restriction"), provided, however, that such Disposition Restriction shall cease to apply with respect to $16,666 worth of shares of such Bonus Stock (based upon the Per Share Sign-Up Value) on the first anniversary of the date hereof, $16,666 worth of shares of such Bonus Stock (based upon the Per Share Sign-Up Value) on the second anniversary of the date hereof, and the remaining $16,668 worth of shares of such Bonus Stock(based upon the Per Share Sign-Up Value) on the third anniversary of the date hereof (all shares of Bonus Stock which, pursuant to this sentence, are no longer subject to the Disposition Restriction are sometimes referred to herein as "Vested Bonus Shares"). Any disposition of shares of Bonus Stock in violation of this Section 3.1(c) shall be null and void. Executive agrees that if he terminates his employment for any reason, or if the Corporation terminates his employment pursuant to Section 2.2 hereof, prior to the completion of the Term of Employment, (i) all shares of Bonus Stock that are not Vested Bonus Shares as of the date of such termination shall automatically be canceled, without any further notice or action by the Corporation, and (ii) the Executive will immediately reimburse the Corporation the Cash Sign-up Bonus and the aggregate value of all Vested Bonus Shares. For purposes of this Section 3.1(c), the " aggregate value" of Vested Bonus Shares shall be the product of the number of such Vested Bonus Shares and the Per Share Sign-Up Value. Should the Executive fail to make such reimbursement within 15 days of his termination, the Corporation may offset the reimbursement due to it against any severance payments that may be owing to the Executive pursuant to Section 2.4.

            3.2. The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation (including grants of non- qualified stock options under Delta's 1996 Stock Option Plan, as determined by the Corporation) or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries.

            3.3. Upon the occurrence of a Change in Control (as defined herein), all stock options held by the Executive beneficially (in trust or otherwise) and/or of record, and all shares of Common Stock granted to the Executive pursuant to Section 3.1(c) that are not Vested Bonus Shares, shall vest and become immediately free of the Disposition Restriction on the date of the Change of Control. For purposes of this Section 3.3, the term "Change of Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Section 13 (d) and 14 (d) (2) of the Securities Exchange Act of 1934), becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, (ii) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof unless the election, or the nomination for the election by the Corporation's stockholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date of the most recent acquisition by such person or group or persons, has acquired) all or substantially all of the Corporation's assets.

            3.4. The Corporation agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Executive of appropriate vouchers therefor.

            3.5. The Executive will be entitled each year of this Agreement to a paid vacation of four weeks.

            3.6. Upon termination of this Agreement for Reasonable Cause or due to the death or incapacity of the Executive (as defined in Section 4.1), the Executive shall be entitled to all compensation and benefits accrued and unpaid up to the date of termination.

            3.7. The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this Agreement by seeking other employment or otherwise.

            3.8. Nothing contained herein shall prohibit the Board of Directors of the Corporation, in its sole discretion, from increasing the compensation payable to the Executive pursuant to this Agreement and/or making available to the Executive other benefits in addition to those to which the Executive is entitled hereunder.

            4.    INCAPACITY; DEATH

            4.1 If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than 90 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate the term of employment hereunder, upon not less than 30 days written notice from the Corporation to the Executive, effective on the 30th day after giving of such notice; PROVIDED, HOWEVER, that no such termination will be effective if prior to the 30th day after giving such notice, the Executive's illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall be performing such services.

            4.2 In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

            4.3. The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

            4.4. In the event the employment of Executive is terminated by the Corporation as the result of the death or incapacity of the Executive, the Corporation agrees to continue to pay the Executive (or his estate) his then rate of salary for a period of one year after such termination.

            5.    OTHER ACTIVITIES DURING EMPLOYMENT; NON-COMPETITION;
                  SOLICITATION.

            5.1. The Executive shall not during the term of this Agreement undertake or engage in other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive. . Subject to compliance with the provisions of Section 1.2 of this Agreement, the Executive may engage in a Financial Planning Business.

            5.2 During the Term of Agreement, and for a period of one year following the date upon which Executive leaves the employ of the Corporation in the event that (a) the Corporation terminates the Executive's employment with the Corporation pursuant to Sections 2.1 or 4.1, or (b) the Executive terminates his employment with the Corporation for any reason, neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant, shall be engaged directly or indirectly in any business engaged in by the Corporation in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided however, that the foregoing shall not be deemed to prevent the Executive from (1) investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company's securities, or (2) engaging in any Financial Planning Business (provided, however, that for so long as the Executive is employed by the Corporation during the Term of this Agreement, the Executive shall comply with Section
1.2 of this Agreement).

            5.3. The Executive will not at any time during his employment with the Corporation, and for a period of one year after Executive leaves the Corporation's employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

            5.4. The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Executive or which come into Executive's possession during this Agreement are and remain the property of the Corporation and upon termination of Executive's employment all such records and copies thereof shall be either left with or returned to the Corporation.

            5.5. The term "Confidential Information" shall mean information disclosed to the Executive or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation's or any of its subsidiaries' or affiliates' business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

            6. ASSIGNMENT. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

            8. NO THIRD PARTY BENEFICIARIES. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

            9. HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

            10. INTERPRETATION. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

            11. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated party to which notice is given, or to such changed address as such party may have fixed by notice:

            To the Corporation:
            Delta Financial Corporation
            1000 Woodbury Road
            Suite 200
            Woodbury, New York 11797
            Attn: President

                  And

            To the Executive:

            Franklin E. Pellegrin, Jr.
            67 Aberdeen Road
            Smithtown, NY 11787-4439

provided, however, that any notice of change of address shall be effective only upon receipt.

            12. WAIVERS. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

            13. COMPLETE AGREEMENT; AMENDMENTS. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

            14.    EQUITABLE REMEDIES.   The Executive acknowledges that he
has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of
Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies, which the Corporation may have.

            15. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

                                          DELTA FINANCIAL CORPORATION


                                          By: /S/ HUGH MILLER
                                             ----------------------
                                          Name: Hugh Miller
                                          Title: President and CEO


                                          /S/ FRANKLIN E. PELLEGRIN, JR
                                          -----------------------------
                                          FRANKLIN E. PELLEGRIN, JR.